Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Lara Wyss
206-318-4025	206-447-7950 ext. 52690

Starbucks Announces Record Second Quarter Results
30 Percent Revenue Growth Plus Continued Margin Improvement Drive 53 Percent Net Earnings Increase
Raises Full Year Earnings Per Share Target to the Range of $0.90 to $0.91

SEATTLE; April 21, 2004 – Starbucks Corporation (Nasdaq: SBUX) today announced revenues and earnings for its fiscal second quarter ended March 28, 2004.

For the 13 weeks ended March 28, 2004, consolidated net revenues increased 30 percent to $1.2 billion from $954 million for the same period in fiscal 2003. Net earnings for the 13 weeks ended March 28, 2004, increased 53 percent to $79 million from $52 million for the same period in fiscal 2003. Diluted earnings were $0.19 per share for the 13 weeks ended March 28, 2004, compared to $0.13 per share for the comparable period in fiscal 2003.

For the 26 weeks ended March 28, 2004, consolidated net revenues increased 29 percent to $2.5 billion from $2.0 billion for the same period in fiscal 2003. Net earnings for the 26 weeks ended March 28, 2004, increased 46 percent to $190 million from $130 million for the same period in fiscal 2003. Diluted earnings were $0.46 per share for the 26 weeks ended March 28, 2004, compared to $0.33 per share for the comparable period in fiscal 2003.

“During the second quarter, all areas of our business, from our retail operations both domestically and internationally, to our specialty businesses delivered strong financial performance,” stated Orin Smith, president and ceo. “Company-operated retail stores posted the strongest quarterly comparable store sales gain for the Company in more than ten years. Additionally, innovation was prevalent throughout the Company and we believe recently announced initiatives combined with our core retail business provide a powerful platform for future growth.”

Consolidated Financial and Operating Summary
Company-operated retail revenues increased 30 percent to $1.1 billion for the 13 weeks ended March 28, 2004, from $809 million for the same period in fiscal 2003. The increase was primarily attributable to the opening of 671 new Company-operated retail stores in the last 12 months and comparable store sales growth of 12 percent for the quarter. The increase in comparable store sales was due to an 11 percent increase in the number of customer transactions and a one percent increase in the average dollar value per transaction.

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Specialty revenues increased 32 percent to $191 million for the 13 weeks ended March 28, 2004, compared to $145 million for the same period in fiscal 2003. Licensing revenues increased 33 percent to $123 million due to the addition of 705 new licensed retail stores in the last 12 months as well as growth in the grocery and warehouse club businesses. Foodservice and other revenues increased 29 percent to $68 million primarily due to the acquisition of Seattle Coffee Company in the fiscal fourth quarter of 2003 and growth in new and existing Starbucks foodservice accounts.

Cost of sales and related occupancy costs were unchanged at 41.1 percent of total net revenues for the 13 weeks ended March 28, 2004, compared to the corresponding period of fiscal 2003. A shift in sales mix toward lower margin products and higher green coffee and dairy commodity costs were offset by efficiencies in supply chain distribution operations and leverage gained on fixed occupancy costs spread over an expanded revenue base.

Store operating expenses as a percentage of Company-operated retail revenues decreased to 40.6 percent for the 13 weeks ended March 28, 2004, from 40.7 percent for the corresponding period of fiscal 2003 primarily due to leverage gained on fixed occupancy and personnel expenditures spread over an expanded revenue base. This leverage was partially offset by costs associated with retail management participation in the Company’s global leadership conference held in March 2004. The conference is an important investment in the Company’s development of its partners (employees).

Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 21.4 percent of total specialty revenues for the 13 weeks ended March 28, 2004, compared to 25.2 percent in the corresponding period of fiscal 2003. This decrease was primarily due to leverage in the current fiscal period on most fixed expenditures spread over an expanded revenue base and a $2.0 million provision recorded in the corresponding period of fiscal 2003 for dissolving the Company’s licensed Israel operations.

Depreciation and amortization expenses increased to $72.0 million for the 13 weeks ended March 28, 2004, compared to $58.0 million for the corresponding period of fiscal 2003. The increase was primarily due to the opening of 671 Company-operated retail stores in the last 12 months and higher depreciation expenses associated with the Company’s foodservice operations. As a percentage of total net revenues, depreciation and amortization decreased to 5.8 percent for the 13 weeks ended March 28, 2004, from 6.1 percent for the same period in fiscal 2003.

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General and administrative expenses increased to $80.0 million for the 13 weeks ended March 28, 2004, compared to $59.6 million for the corresponding period of fiscal 2003. The increase was primarily due to higher payroll-related expenditures. As a percentage of total net revenues, general and administrative expenses increased to 6.4 percent for the 13 weeks ended March 28, 2004, from 6.2 percent for the same period in fiscal 2003. As a percentage of total net revenues, the increase was due to a higher provision for incentive compensation based on the Company’s outstanding performance during the quarter.

Income from equity investees increased $5.7 million to $12.3 million for the 13 weeks ended March 28, 2004, from $6.6 million for the same period in fiscal 2003. The increase was attributable to volume driven operating results in international markets, particularly in Japan, as well as the North American Coffee Partnership. New licensed retail store openings and the July 2003 increase in the Company’s ownership interest from five percent to 50 percent for the Taiwan and Shanghai licensed operations also contributed to the growth.

Operating income increased 45.6 percent to $124.5 million for the 13 weeks ended March 28, 2004, compared to $85.5 million for the same period in fiscal 2003. Operating margin increased to 10.0 percent of total net revenues in the 13 weeks ended March 28, 2004, compared to 9.0 percent in the corresponding period of fiscal 2003, primarily due to reductions in store operating, other operating, and depreciation and amortization expenses as a percentage of total net revenues.

Interest and other income increased to $3.7 million for the 13 weeks ended March 28, 2004, from $1.2 million in the corresponding period of fiscal 2003, primarily due to higher interest income earned on cash and liquid investment balances and a smaller loss this year compared to last year related to transactions based in currencies other than the United States dollar.

Fiscal 2004 Targets
The Company also provided updated fiscal 2004 targets:

•	Starbucks plans to open approximately 1,300 new stores on a global basis for fiscal 2004. In the United States the Company plans to open approximately 525 new Company-operated locations and 350 licensed locations. Internationally, including Canada, the Company plans to open approximately 100 locations in Company-operated markets and 325 locations in licensed markets;

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•	Based on the above-target year-to-date revenue growth of 28.8 percent, as well as the 53rd week of sales that will be recorded in the fourth quarter, the Company now expects full year fiscal 2004 revenue growth in the range of 25 percent to 30 percent. For the remainder of this fiscal year, comparable store sales growth may continue to exceed the Company’s target range of three to seven percent. However, the Company continues to believe that approximately 20 percent total revenue growth and three to seven percent comparable store sales growth, with monthly anomalies, are the right levels for longer-term expectations;

•	The Company continues to target modest improvement in full year operating income margin in fiscal year 2004, resulting from sales leverage of fixed occupancy costs and most operating expenses;

•	As a result of Starbucks strong second quarter results along with its current revenue and operating income margin outlook for fiscal 2004, the Company is raising its full-year earnings per share target range by $0.04 per share to $0.90 to $0.91 per share. This target range is an increase from the previous target of $0.86 to $0.87 and is $0.06 to $0.07 above the Company’s original fiscal 2004 target range of $0.83 to $0.85 per share. Both the new target and the previous target ranges include an approximate $0.02 per share benefit from the 53rd week in fiscal 2004. The entire benefit from the 53rd week will occur in the fourth quarter of fiscal 2004. On a quarterly basis, Starbucks now expects year-over-year earnings per share growth in the range of 20 to 25 percent in the third quarter of fiscal 2004, and in the range of 40 to 45 percent in the fourth quarter of fiscal 2004, and;

•	The Company is updating its target for capital expenditures to approximately $475 million.

Finally, Starbucks believes it is well-positioned to aggressively pursue its goals of approximately 20 percent revenue growth and 20 to 25 percent earnings per share growth over the next three to five years.

Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman and chief global strategist, Orin Smith, president and chief executive officer, Michael Casey, executive vice president and chief financial officer, and Jim Donald, president, North America. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone from approximately 5:30 p.m. Pacific time today through 5:30 p.m. Pacific time on April 28, 2004, by calling 1-800-642-1687, reservation number 6683486, or via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific time on Tuesday, May 18, 2004 at the following URL: http://www.starbucks.com/aboutus/investor.asp.

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The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current period classifications, and should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 23, 2003, for additional information regarding reclassifications within operating expenses.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	March 28, 2004	March 30, 2003	% Change	March 28, 2004	March 30, 2003
	(in thousands, except per share data)			As a % of total net revenues
				(unless otherwise indicated)
Net revenues:
Company-operated retail	$1,050,481	$809,317	29.8%	84.6%	84.8%
Specialty:
Licensing	122,517	92,269	32.8%	9.9%	9.7%
Foodservice and other	68,070	52,620	29.4%	5.5%	5.5%

Total specialty	190,587	144,889	31.5%	15.4%	15.2%

Total net revenues	1,241,068	954,206	30.1%	100.0%	100.0%

Cost of sales and related occupancy costs	510,102	392,098		41.1%	41.1%
Store operating expenses	425,976	329,153		(a) 40.6%	(a) 40.7%
Other operating expenses	40,802	36,521		(b) 21.4%	(b) 25.2%
Depreciation and amortization expenses	71,966	57,961		5.8%	6.1%
General and administrative expenses	79,982	59,552		6.4%	6.2%

Income from equity investees	12,281	6,573		1.0%	0.7%

Operating income	124,521	85,494	45.6%	10.0%	9.0%
Interest and other income, net	3,685	1,239		0.3%	0.1%

Earnings before income taxes	128,206	86,733	47.8%	10.3%	9.1%
Income taxes(c)	48,718	34,702		3.9%	3.6%

Net earnings	$79,488	$52,031	52.8%	6.4%	5.5%

Net earnings per common share - diluted	$0.19	$0.13

Weighted average shares outstanding - diluted	411,559	399,622

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 13 weeks ended March 28, 2004, and the 13 weeks ended March 30, 2003, were 38.0 percent and 40.0 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	26 Weeks Ended			26 Weeks Ended
	March 28, 2004	March 30, 2003	% Change	March 28, 2004	March 30, 2003
	(in thousands, except per share data)			As a % of total net revenues
				(unless otherwise indicated)
Net revenues:
Company-operated retail	$2,130,976	$1,658,803	28.5%	84.5%	84.7%
Specialty:
Licensing	256,016	191,241	33.9%	10.2%	9.8%
Foodservice and other	135,267	107,688	25.6%	5.3%	5.5%

Total specialty	391,283	298,929	30.9%	15.5%	15.3%

Total net revenues	2,522,259	1,957,732	28.8%	100.0%	100.0%

Cost of sales and related occupancy costs	1,040,386	811,259		(a) 41.2%	(a) 41.4%
Store operating expenses	831,797	649,440		(b) 39.0%	(b) 39.2%
Other operating expenses	84,500	68,037		21.6%	22.8%
Depreciation and amortization expenses	137,829	115,346		5.5%	5.9%
General and administrative expenses	150,399	120,495		6.0%	6.2%

Income from equity investees	22,693	13,174		0.9%	0.7%

Operating income	300,041	206,329	45.4%	11.9%	10.5%
Interest and other income, net	6,893	5,735		0.3%	0.3%

Earnings before income taxes	306,934	212,064	44.7%	12.2%	10.8%
Income taxes(c)	116,635	81,670		4.7%	4.1%

Net earnings	$190,299	$130,394	45.9%	7.5%	6.7%

Net earnings per common share - diluted	$0.46	$0.33

Weighted average shares outstanding - diluted	409,608	399,427

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 26 weeks ended March 28, 2004, and the 26 weeks ended March 30, 2003, were 38.0 percent and 38.5 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 28,	September 28,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$370,081	$200,907
Short-term investments — Available-for-sale securities	258,409	128,905
Short-term investments — Trading securities	29,144	20,199
Accounts receivable, net of allowances of $4,677 and $4,809, respectively	118,587	114,448
Inventories	307,215	342,944
Prepaid expenses and other current assets	59,656	55,173
Deferred income taxes, net	78,196	61,453

Total current assets	1,221,288	924,029
Long-term investments – Available-for-sale securities	195,508	136,159
Equity and other investments	164,786	144,257
Property, plant and equipment, net	1,372,003	1,384,902
Other assets	53,066	52,113
Other intangible assets	25,628	24,942
Goodwill	63,376	63,344

TOTAL ASSETS	$3,095,655	$2,729,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:	$157,873	$168,984
Accounts payable	$157,873	$168,984
Accrued compensation and related costs	185,658	152,608
Accrued occupancy costs	59,259	56,179
Accrued taxes	49,663	54,934
Other accrued expenses	135,775	101,800
Deferred revenue	105,315	73,476
Current portion of long-term debt	729	722

Total current liabilities	694,272	608,703
Deferred income taxes, net	37,602	33,217
Long-term debt	3,988	4,354
Other long-term liabilities	6,434	1,045
Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 600,000,000 shares; issued and outstanding, 397,601,544 and 393,692,536 shares, respectively, (includes 1,697,100 common stock units in both periods)	1,022,859	959,103
Other additional paid-in-capital	39,393	39,393
Retained earnings	1,259,982	1,069,683
Accumulated other comprehensive income	31,125	14,248

Total shareholders’ equity	2,353,359	2,082,427

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,095,655	$2,729,746

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	26 Weeks Ended
	March 28, 2004	March 30, 2003
OPERATING ACTIVITIES:
Net earnings	$190,299	$130,394
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	150,024	124,761
Provision for impairments and asset disposals	5,949	(925)
Deferred income taxes, net	(10,118)	4,199
Equity in income of investees	(9,428)	(4,867)
Tax benefit from exercise of non-qualified stock options	31,363	18,020
Net amortization of premium on securities	4,641	2,648
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	36,907	60,655
Accrued compensation and related costs	32,093	11,087
Accrued taxes	(5,537)	(25,160)
Deferred revenue	31,734	25,129
Other accrued expenses	23,570	9,613
Other operating assets and liabilities	(17,205)	(17,007)

Net cash provided by operating activities	464,292	338,547

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(322,684)	(140,321)
Maturity of available-for-sale securities	62,631	62,401
Sale of available-for-sale securities	66,687	52,314
Net additions to equity, other investments and other assets	(7,796)	(2,897)
Net additions to property, plant and equipment	(128,743)	(182,011)

Net cash used by investing activities	(329,905)	(210,514)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	73,118	52,138
Principal payments on long-term debt	(360)	(350)
Repurchase of common stock	(40,724)	(30,144)

Net cash provided by financing activities	32,034	21,644
Effect of exchange rate changes on cash and cash equivalents	2,753	1,047

Net increase in cash and cash equivalents	169,174	150,724

CASH AND CASH EQUIVALENTS:
Beginning of period	200,907	99,677

End of the period	$370,081	$250,401

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$289	$140
Income taxes	$100,179	$85,171

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Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period ended		26-week period ended		Stores open as of
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
United States:
Company-operated Stores	103	106	203	213	3,982	3,422
Licensed Stores	87	77	197	148	1,619	1,181

	190	183	400	361	5,601	4,603
International:
Company-operated Stores	25	21	62	47	829	718
Licensed Stores	52	61	147	164	1,404	1,137

	77	82	209	211	2,233	1,855

Total	267	265	609	572	7,834	6,458

Segment Results
Segment information is prepared on the same basis that the Company’s management internally reviews financial information for operational decision making purposes.

United States
United States operations (“United States”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise primarily through Company-operated retail stores. Specialty operations within the United States include retail store and other licensing operations, foodservice accounts and other initiatives related to the Company’s core businesses.

International
International operations (“International”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise through Company-operated retail stores in Canada, the United Kingdom, Thailand and Australia, as well as through retail store licensing operations and foodservice accounts in these and 30 other countries. International operations are in various early stages of development and have country-specific regulatory requirements that require a more extensive support organization relative to the current levels of revenue and operating income than the United States.

Unallocated Corporate
Unallocated corporate expenses pertain to certain functions, such as executive management, accounting, administration, tax, treasury, and information technology infrastructure, which are not specifically attributable to the Company’s operating segments and include related depreciation and amortization expenses.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the period ended (in thousands):

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
13 Weeks Ended March 28, 2004	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$898,249	85.1%	$152,232	82.0%	$—	—%	$1,050,481
Specialty:
Licensing	93,157	8.8	29,360	15.8	—	—	122,517
Foodservice and other	64,067	6.1	4,003	2.2	—	—	68,070

Total specialty	157,224	14.9	33,363	18.0	—	—	190,587

Total net revenues	1,055,473	100.0	185,595	100.0	—	—	1,241,068

Cost of sales and related occupancy costs	414,058	39.2	96,044	51.7	—	—	510,102
Store operating expenses	369,348	41.1 (1)	56,628	37.2 (1)	—	—	425,976
Other operating expenses	34,743	22.1 (2)	6,059	18.2 (2)	—	—	40,802
Depreciation and amortization expenses	52,063	4.9	11,542	6.2	8,361	0.7	71,966
General and administrative expenses	18,362	1.7	12,495	6.7	49,125	3.9	79,982

Income from equity investees	6,682	0.6	5,599	3.0	—	—	12,281

Operating income/(loss)	$173,581	16.4%	$8,426	4.5%	$(57,486)	(4.6)%	$124,521

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
13 Weeks Ended March 30, 2003	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$698,389	85.5%	$110,928	80.6%	$—	—%	$809,317
Specialty:
Licensing	68,247	8.4	24,022	17.5	—	—	92,269
Foodservice and other	49,940	6.1	2,680	1.9	—	—	52,620

Total specialty	118,187	14.5	26,702	19.4	—	—	144,889

Total net revenues	816,576	100.0	137,630	100.0	—	—	954,206

Cost of sales and related occupancy costs	318,573	39.0	73,525	53.4	—	—	392,098
Store operating expenses	287,331	41.1 (1)	41,822	37.7 (1)	—	—	329,153
Other operating expenses	29,025	24.6 (2)	7,496	28.1 (2)	—	—	36,521
Depreciation and amortization expenses	41,277	5.1	9,177	6.7	7,507	0.8	57,961
General and administrative expenses	11,625	1.4	11,389	8.3	36,538	3.8	59,552

Income from equity investees	4,586	0.6	1,987	1.4	—	—	6,573

Operating income/(loss)	$133,331	16.3%	$(3,792)	(2.8)%	$(44,045)	(4.6)%	$85,494

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the period ended (in thousands):

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
26 Weeks Ended March 28, 2004	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,822,793	84.9%	$308,183	81.9%	$—	—%	$2,130,976
Specialty:
Licensing	195,773	9.1	60,243	16.0	—	—	256,016
Foodservice and other	127,524	6.0	7,743	2.1	—	—	135,267

Total specialty	323,297	15.1	67,986	18.1	—	—	391,283

Total net revenues	2,146,090	100.0	376,169	100.0	—	—	2,522,259

Cost of sales and related occupancy costs	846,939	39.5	193,447	51.4	—	—	1,040,386
Store operating expenses	718,493	39.4 (1)	113,304	36.8 (1)	—	—	831,797
Other operating expenses	71,700	22.2 (2)	12,800	18.8 (2)	—	—	84,500
Depreciation and amortization expenses	99,127	4.6	22,148	5.9	16,554	0.7	137,829
General and administrative expenses	35,001	1.6	24,482	6.5	90,916	3.6	150,399

Income from equity investees	13,117	0.6	9,576	2.5	—	—	22,693

Operating income/(loss)	$387,947	18.1%	$19,564	5.2%	$(107,470)	(4.3)%	$300,041

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
265 Weeks Ended March 30, 2003	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,433,838	85.6%	$224,965	79.9%	$—	—%	$1,658,803
Specialty:
Licensing	139,939	8.3	51,302	18.2	—	—	191,241
Foodservice and other	102,237	6.1	5,451	1.9	—	—	107,688

Total specialty	242,176	14.4	56,753	20.1	—	—	298,929

Total net revenues	1,676,014	100.0	281,718	100.0	—	—	1,957,732

Cost of sales and related occupancy costs	658,819	39.3	152,440	54.1	—	—	811,259
Store operating expenses	565,830	39.5 (1)	83,610	37.2 (1)	—	—	649,440
Other operating expenses	55,341	22.9 (2)	12,696	22.4 (2)	—	—	68,037
Depreciation and amortization expenses	81,533	4.9	18,358	6.5	15,455	0.8	115,346
General and administrative expenses	21,645	1.3	22,396	7.9	76,454	3.9	120,495

Income from equity investees	10,607	0.6	2,567	0.9	—	—	13,174

Operating income/(loss)	$303,453	18.1%	$(5,215)	(1.9)%	$(91,909)	(4.7)%	$206,329

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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United States

United States total net revenues increased by $239 million, or 29 percent, to $1.1 billion for the 13 weeks ended March 28, 2004, compared to $817 million for the corresponding period of fiscal 2003. United States Company-operated retail revenues increased by $200 million, or 29 percent, to $898 million for the 13 weeks ended March 28, 2004, compared to $698 million for the corresponding period of fiscal 2003, primarily due to the opening of 560 new Company-operated retail stores in the last 12 months and comparable store sales growth of 13 percent for the 13 weeks ended March 28, 2004. The increase in comparable store sales was due to a 12 percent increase in the number of customer transactions and a one percent increase in the average dollar value per transaction.

Total United States specialty revenues increased $39 million, or 33 percent, to $157 million for the 13 weeks ended March 28, 2004, compared to $118 million in the corresponding period of fiscal 2003. The increase was primarily related to foodservice operations, which benefited from the acquisition of Seattle Coffee Company in the fiscal fourth quarter of 2003, as well as the growth in new and existing Starbucks foodservice accounts. Increases in retail store licensing revenues, due to the opening of 438 new licensed retail stores in the last 12 months, as well as in the grocery and warehouse club businesses contributed to specialty revenue growth.

United States operating income increased by 30.2 percent to $173.6 million for the 13 weeks ended March 28, 2004, from $133.3 million for the same period in fiscal 2003. Operating margin increased to 16.4 percent of related revenues from 16.3 percent in the corresponding period of fiscal 2003, primarily due to reductions in most operating expenses as a percentage of related revenues.

International

International total net revenues increased by $48 million, or 35 percent, to $186 million for the 13 weeks ended March 28, 2004, compared to $138 million for the corresponding period of fiscal 2003. International Company-operated retail revenues increased by $41 million, or 37 percent, to $152 million for the 13 weeks ended March 28, 2004, compared to $111 million for the corresponding period for fiscal 2003, primarily due to the opening of 111 new Company-operated retail stores in the last 12 months and comparable store sales growth of six percent for the 13 weeks ended March 28, 2004. The increase in comparable store sales resulted from a four percent increase in the number of customer transactions and a two percent increase in the average dollar value per transaction.

Total international specialty revenues increased $7 million, or 25 percent, to $33 million for the 13 weeks ended March 28, 2004, compared to $27 million in the corresponding period of fiscal 2003. The increase was primarily due to higher product sales and higher royalty revenue as a result of the opening of 267 new licensed retail stores in the last 12 months.

International operating income increased to $8.4 million for the 13 weeks ended March 28, 2004, from an operating loss of $3.8 million in the corresponding period of fiscal 2003. Operating margin increased to 4.5 percent of related revenues from a negative 2.8 percent in the corresponding period of fiscal 2003, primarily due to greater efficiency throughout the system. Excluding Canadian operations, operating income increased to $2.6 million for the 13 weeks ended March 28, 2004, compared to an operating loss of $8.2 million in the corresponding period of fiscal 2003.

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Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world, with more than 7,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative premium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2003.

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